Evan M. Gruber Chairman and CEO Modtech Holdings, Inc. (909) 943-4014	Investor Relations: Dan Matsui/Eugene Heller Silverman Heller Associates (310) 208-2550

MODTECH HOLDINGS, INC. REPORTS FIRST QUARTER RESULTS

Backlog at Record Level

Perris, Calif.— May 7, 2003—Modtech Holdings, Inc. (Nasdaq NM: MODT) today announced results for the first quarter ended March 31, 2003.

Net income for the quarter was $928,000, or 7 cents a share on a diluted basis. This compares to $1.55 million, or 11 cents per share, in first-quarter 2002 on a diluted basis before the cumulative effect of writing down the value of certain intangible assets.

Modtech adopted Statement of Financial Accounting Standards No. 142 (SFAS 142) at the beginning of 2002, which establishes new accounting treatment for goodwill and intangibles and no longer requires amortization of such assets.

In addition to non-amortization provisions, SFAS 142 requires companies to reassess the value of existing intangibles, such as goodwill, to ensure that their value has not been impaired. The impact of the annual fair value determination and subsequent accounting will depend on year-to-year changes in the value of those assets. Therefore, Modtech took a write-down of goodwill to account for a decline in value of its 1999 acquisition of SPI Manufacturing Inc., which was paid for with Modtech common shares. This non-cash, after-tax charge of $37.3 million, or $2.55 per share on a diluted basis, resulted in Modtech reporting a net loss of $35.7 million, or $2.44 per share on a diluted basis in the first quarter of 2002. The accounting adjustment to the Company’s reported results did not affect cash flows, operations or income from operations, and did not affect any bank agreements or loan covenants.

Revenues for the first quarter of 2003 were $40.3 million, compared to $35.4 million in the same period a year ago.

Modtech CEO Evan Gruber commented: “Although revenues increased slightly year over year, margins in our commercial markets continue to be negatively impacted from the current economic cycle. However, we are seeing potential for significant long-term growth on the educational side, as funds from recently passed measures to finance new classrooms and schools throughout California begin to flow.

“Our overall backlog at the end of the quarter grew to $115 million, up more than 35% from the $85 million a year ago,” Gruber continued. “This increase, which was principally due to classroom orders, holds positive implications for margins. The backlog includes $100 million in orders of California classrooms.

“During the past few months we added staff to increase our core competency levels and reduced our long-term debt by almost 40% to roughly $10 million,” said Gruber. “While the increase in staff impacted first quarter margins, we are now better-positioned to take advantage of the rise in bookings and improve margins as we work through our large backlog.”

Gruber added: “Reinforcing our outlook for education-related growth, we are pleased to note that in California, a $12 billion bond proposal will be placed on the March 2004 ballot for voters to approve. This is the second tranche of funding from AB16 which is a historic package totaling $25 billion in proposed spending on new classroom and school construction to support crucial educational needs throughout the state.”

Teleconference information:

A teleconference to discuss Modtech Holdings’ first quarter results is scheduled today at 9:00 am Pacific time and will be accessible through the Company’s web site, www.modtech.com, or at www.companyboardroom.com. A replay of the teleconference, accompanied by a copy of this press release, will also be archived on the Company’s web site.

About Modtech Holdings, Inc:

Modtech designs, manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida. Modtech is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. Modtech’s commercial and industrial buildings are leased or sold through national, regional, and local dealers to a diverse end-user market. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of the Company to differ materially from future results, performance, or achievements expressed or implied by those forward-looking statements.

[Financial tables next page]

MODTECH HOLDINGS, INC.

SELECTED OPERATING RESULTS AND FINANCIAL DATA

(Unaudited, in thousands except per share)

Selected Operating Results:	3 months ended March 31,
	2002	2003
Net Sales	$35,400	$40,300
Income from operations	3,160	1,930
Interest, net	(480)	(350)
Income before income taxes and cumulative effect of change in accounting principle	2,680	1,600
Income taxes	(1,130)	(670)
Income before cumulative effect of a change in accounting principle	1,550	930
Cumulative effect of change in accounting principle	(37,300)	—
Net income (loss)	(35,750)	930
Diluted earnings (loss) per share:
Income before cumulative effect of change in accounting principle	.11	.07
Cumulative effect of change in accounting principle	(2.55)	—
Net income (loss)	(2.44)	.07
Average shares outstanding	14,600	14,100

Selected Financial Data:	March 31, 2002	March 31, 2003
Depreciation and amortization	$680	$460
Earnings before interest, taxes, depreciation and amortization	3,840	2,410
Working Capital	25,300	25,300
Total Assets	151,500	153,300
Long Term Obligations	17,200	10,700
Shareholders Equity	98,600	106,200

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